CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2011, relating to the financial statements and financial highlights of the Focus Value Portfolio and the Real Return Portfolio which appears in the March 31, 2011 Annual Report to Shareholders of Seasons Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Houston, Texas
January 9, 2012